Exhibit 10.4

The Platform Provider Service Agreement

No.: (QMJS-XMZB-20230309)

Party A: Qingmin Digital Branch (Qingdao) Technical Service Co., LTD

Tel.: 15863303518

Address: Household 501, Building 6-2, No.396 Emei Road, Huangdao District, Qingdao city, Shandong Province

Party B: Xuzhou Xinming Zhibao Technology Co., LTD

Tel.: 15055161295

Address: 206-13, Innovation and Entrepreneurship Industrial Park, Shiji Town, Xinyi City

Signed on : March 9 ,2023

In order to promote the common business development of party A and Party B, in line with the principle of mutual benefit and equal consultation and in accordance with the provisions of the Civil Code of the Peoples Republic of China and other relevant laws and regulations, party A and Party B reach the following agreement on the cooperation matters through full consultation.

Both parties affirm that: before signing this Agreement, the terms of the agreement have been discussed in detail and the words and laws of the legal meaning of this Agreement have been fully and accurately understood.

1. service content

In view of Party As own intellectual property rights of [Qingmin Service Technology Service Platform] (hereinafter referred to as "Qingmin Service"), it provides all kinds of after-sales services to core enterprises (hereinafter referred to as core enterprises) through the platform.

Now Party B applies to live in the above service platform and, independently or in conjunction with other suppliers, provide services to the core enterprises designated by the platform, including vehicle hardware testing, vehicle agent driving services, etc., and shall bear all legal liabilities for all service contents and legal consequences.

2. term of service

The term of service shall be three years. During the performance of this Agreement from 9,2023 to March 8,2026, Party A shall have the right to unilaterally terminate this Agreement in writing according to its own business development and cooperation with the cooperation between the two parties, but shall notify Party B 5 working days in advance.

3. Service fee and payment method

During the term agreed herein, Party A shall settle the related expenses with Party B according to the actual usage of the customers service items (see the attachment for the amount of settlement expenses). The bill reconciliation and settlement period of party A and Party B shall be subject to the time negotiated by both parties. The "Statement" shall take effect after being checked and sealed by both parties. Party A shall pay the relevant fees to Party B in time, and Party B shall issue the corresponding invoice to Party A in accordance with the national regulations.

If Party B delays or refuses to issue special VAT invoice, or issues special VAT issue If the ticket does not comply with the relevant national laws and regulations and cannot be certified or deducted, Party A shall have the right to delay or refuse to pay the above fees. Party A and Party B shall bear their respective taxes arising from this Agreement.

4. The rights and obligations of both parties

4.1 Party B shall make a scientific evaluation of its ability to undertake core enterprise projects. The service projects provided shall be strictly implemented by Party B.

4.2 Party B shall be responsible for the legality and compliance of the core enterprise projects undertaken by it. If the service projects cause losses to Party A due to illegal or non-compliance, Party B shall bear full liability for compensation.

4.3 Party B shall prudently investigate the feasibility of the service project of the core enterprise, and the obtained materials shall be authorized or approved by the relevant core enterprise in advance.

4.4 If Party B needs to use Party As name, trademark, domain name, corporate identity and copy when performing this Agreement, it shall seek written consent from Party A in advance, and promise to use the purpose only to realize the services hereunder, and shall guarantee that it shall not damage any rights and interests of Party A and will not be used for any other purposes.

4.5 Any expenses incurred by Party B for the performance of this Agreement, including but not limited to the introduction of other suppliers, paid offline service fees, rewards, release / dissemination, printing, copying, translation, and the use of channels / platforms, shall be solely borne by Party B and have nothing to do with Party A.

5. liability for breach contract

5.1 If Party B fails to provide services in accordance with this Agreement, it shall pay Party A liquidated damages at the standard of RMB 200 per day for each day overdue. In addition to paying liquidated damages, party A shall bear all losses incurred.

5.2 If Party Bs service contents are illegal or infringe upon the rights and interests of others and cause losses to Party A, party B shall compensate Party A for all losses, including but not limited to fines incurred by Party A, compensation to others, litigation preservation, arbitration fees, lawyer fees, etc.

5.3 If the early termination of this Agreement results to the breach of either party or the early breach of this Agreement, it shall pay liquidated damages to the other party and settle the service fee incurred before the termination of this Agreement in accordance with the agreement or law.

5.4 If either party has any other breach of this Agreement, it shall compensate the non-breaching party for all its losses. If either party breaches the contract and shall compensate or pay the other party liquidated damages, the other party shall have the right to directly deduct the amount of the amount payable to the breaching party.

Vi. Confidentiality

6.1 Information transfer

During the performance period of this Agreement, either party shall treat the confidential information obtained by the other party related to the Project with caution and shall not disclose to any third party and keep the relevant customer information strictly confidential; Neither party shall collect and use the customer information in violation of the provisions of laws and administrative regulations and the customer information in accordance with the provisions of laws and administrative regulations and the agreement with users.

Party B undertakes to take appropriate technical and organizational measures to ensure the safety of the personal information that it handles during the performance of its contractual obligations. In the case of contract termination or no longer need for the processing of personal information, Party B shall delete the personal information in time. Party B shall only process personal information within the scope necessary for the performance of this Contract and shall not process personal information for other purposes.

6.2 Information disclosure

The party obtaining the confidential information of the other party may only use the information for fulfilling its obligations under this Agreement and shall only be used by the relevant technical personnel. The party that obtains the confidential information of the other party

The information obtained shall be protected in an appropriate and effective way, and shall not be used, disseminated or disclosed without authorization. The information shall not be disclosed during the cooperation period or after the written permission of the other party, or the information has been disclosed in the public.

If either party fails to breach the confidentiality obligation or divulges or discloses the confidential information and personal information of the customer without authorization, including but not limited to disclosing or divulging the information of both parties and the customer to a third party and other personnel after the completion of the project service, it shall pay liquidated damages to the non-breaching party.

6.3 Confidentiality measures

Party A and Party B agree to take corresponding safety measures to observe and perform the above provisions. After negotiation between both parties, one party may check whether the safety measures taken by the other party are in conformity with the above agreement.

Vii. Force Majeure

7.1 If the typhoon, flood, fire, earthquake and other force majeure factors directly affect the performance of this Agreement or the failure to be performed in accordance with the agreement, the party may be exempted from the relevant agreement liability in the case of force majeure. However, in case of force majeure, the party shall timely notify the other party, and within 15 days shall provide the details of the force majeure, the reasons for the failure or part of the agreement or the delay of performance and valid supporting documents. Party A and Party B shall decide whether to terminate the Agreement or partially exempt or postpone the extent of the influence of force majeure factors on the performance of the Agreement.

7.2 In case of force majeure, the party shall take as necessary measures as possible to mitigate the impact of the force majeure on the performance of this Agreement. If the loss of the other party is enlarged due to the failure to take appropriate measures, it shall not be exempted from liability for the extended losses; if the loss is enlarged due to the failed appropriate measures, it shall not claim compensation from the other party.

VIII. Anti-commercial bribery

Neither party A or Party B shall ask for, accept, provide or give any improper benefits other than the other party or other relevant personnel, including but not limited to secret kickbacks, bribes, fees, cash, securities, gift cards, physical objects, gifts, banquets, travel or other non-material interests.

Ix. Effectiveness of the Agreement

9.1 This Agreement shall come into force upon being sealed by both parties. It is made in duplicate, with each party holding one copy. As this business is an innovative business, if there are any problems and matters involved in this Agreement, both parties may sign a single order agreement, supplementary agreement, settlement agreement, repayment agreement, etc. after negotiation, which shall be regarded as the inseparable content of the main agreement and have the same legal effect as the main agreement.

9.2 Any dispute arising from or in connection with this Agreement and the order / annex / Supplementary Agreement / settlement Agreement (if any) shall be settled by the parties through negotiation or mediated by the relevant authorities. If the negotiation or mediation fails, the party shall file a lawsuit with the peoples court with jurisdiction in the place where Party A is located.

There is no text below. The following is the signing page of the Platform Supplier Service Agreement.

Party A: Qingmin Digital Branch (Qingdao) Technical Service Co., LTD authorized representative:

Date: 2023,3.9

Party B: Xuzhou Xinmingbao Technology Co., LTD authorized representative:

Date : 2023,3.9

appendix:

risk assessment:

service item	type of service	unit- price
risk assessment	Non-business passenger cars and family cars	273 Yuan / time
	Operating passenger cars and trucks	455 Yuan / time
	For models other than the above 2 cases	364 Yuan / time

value added service:

service item	Type of service project	Unit price (YUAN)
Agent driving service	10 km agent driving service (no wait 10 minutes)	50.05
	20 km agent driving service (no wait 10 minutes)	77.35
	30 km agent driving service (no wait 10 minutes)	95.55
Car wash service	Ordinary car wash	27.3
	Vehicle fine washing	273
Vehicle maintenanc e	Brake system maintenance	63.7
	Cooling system maintenance	81.9
	Lubrication system maintenance	227.5
	Tire inspection and maintenance	45.5
	Paint surface repair	318.5
	Car wax	145.6
	Inside the car disinfection	91
	Oil maintenance service	241.15
	Solar door cleaning	163.8
	Air conditioning cleaning	254.8
	Automotive glass detection service	27.3
	four-wheel aligner	109.2
	Steering system detection	127.4
security detection	service
	Interior environment inspection service	131.95
	Comprehensive safety inspection service	136.5
	Brake system detection	72.8
	Full vehicle tire detection	54.6
	Vehicle chassis detection	109.2
	Detection of the electronic components in the car	45.5
	Car appearance safety inspection	127.4

Joint Management Agreement

No.: QMJS-XMZB-20230309-01

Party A: Qingmin Digital Branch (Qingdao) Technical Service Co., LTD

Address: 501 , Building 6-2 , No.396 Emei Road , Huangdao Distr ict , Qingdao , Shandong Province

Party B: Xuzhou Xinmingbao Technology Co., LTD

Address: 206-13, Innovation and Entrepreneurship Industrial Park, Shiji Town, Xinyi City

Since the Parties have signed the Platform Supplier Service Agreement No. QMJS-XMZB-20230309 (hereinafter referred to as the Master Agreement), in order to clarify the rights and obligations of both parties, the Civil Code of the Peoples Republic of China and relevant laws are agreed as follows:

1. All services provided by Party B to Party A and Party As customers shall be legal and compliant, and shall be safe in accordance with the requirements of the Master Agreement. Party B knows and agrees that Party A, as the platform service party, has the evaluation and management authority for its services, and agrees that Party A has the right of pricing, the right to know and make suggestions on Party Bs service content, and the right to supervise and criticism of the service quality; if Party A receives customer complaints, Party A shall have the right to request Party B to rectify.

2. During the cooperation period, Party A shall track and supervise the problems provided by Party B and be responsible for coordinating with customers; for any problems during the service of Party B, Party B shall pay compensation to the customers and Party A shall deduct from the settlement payment.

3. Party B shall ensure that it has relevant service qualifications. If party B intentionally conceals or falsifies the business qualification certificate or operates in excess of the authority, party B shall bear all the losses and legal liabilities caused thereby. Party B warrants that it shall not refuse to provide the services as agreed herein except for force majeure for any reason.

4. During the cooperation period, Party B shall not disclose to a third party, including but not limited to the methods, prices and customer information of cooperation between party A and Party B, and shall not settle accounts privately with Party As customers. Party B shall be obliged to maintain Party As brand reputation and economic interests and keep Party As trade secrets.

5. Party A does not have any subordinate or investment relationship between Party A and Party B and its related enterprises, and each party shall operate independently and be responsible for its own profits and losses. Party B and its related enterprises shall have nothing to do with the operating expenses, losses and employee disputes between Party B and the services provided hereunder. In case of important changes by either party, such party shall promptly notify the other party in writing (or E- mail), and both parties shall inform the customer through their own normal channels.

6. The appendix hereto shall be an integral part of this Agreement and shall have the same legal effect as this Agreement. Other matters not agreed upon shall be subject to the Master Agreement.

Party A: Qingmin Digital Branch (Qingdao) Technical Service Co., LTD

Legal representative or Responsible person:

Date: March 9,2023

Party B: Xuzhou Xinmingbao Technology Co., LTD

Legal representative or Responsible person:

Date: March 9,2023